As filed with the Securities and Exchange Commission on March 19, 2014

Registration No. 333-187147

Registration No. 333-171396

Registration No. 333-163941

Registration No. 333-138226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-187147

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-171396

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-163941

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-138226

UNDER

THE SECURITIES ACT OF 1933

CADENCE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2142317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, CA 92130

(Address of principal executive offices)

CADENCE PHARMACEUTICALS, INC. 2006 EQUITY INCENTIVE AWARD PLAN, AS AMENDED

CADENCE PHARMACEUTICALS, INC. 2006 EQUITY INCENTIVE AWARD PLAN

CADENCE PHARMACEUTICALS, INC. 2004 EQUITY INCENTIVE AWARD PLAN

(Full titles of the plans)

Peter G. Edwards, Esq.

Cadence Pharmaceuticals, Inc.

c/o Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 654-2000

With copies to:

Adam O. Emmerich, Esq.

Benjamin M. Roth, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-138226	October 26, 2006	Cadence Pharmaceuticals, Inc. 2004 Equity Incentive Award Plan Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan	6,207,080
333-163941	December 22, 2009	Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan	3,500,000
333-171396	December 23, 2010	Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan	4,000,000
333-187147	March 8, 2013	Cadence Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan, as Amended	6,000,000

On February 10, 2014, the Company entered into an Agreement and Plan of Merger with Mallinckrodt plc, an Irish public limited company (“Parent”), and Madison Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming an indirect wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. The Merger will become effective on March 19, 2014, pursuant to the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 19, 2014. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ Theodore R. Schroeder
Theodore R. Schroeder
President and Chief Executive Officer